Exhibit 10.8C

THIRD AMENDMENT TO OFFICE LEASE

(Hayden Ferry Lakeside Phase II)

THIS THIRD AMENDMENT TO OFFICE LEASE (the “Third Amendment”), dated for reference purposes as of September 9, 2013, is entered into by and between PKY FUND II PHOENIX II, LLC, a Delaware limited liability company (“Lessor”), and LIFELOCK, INC., a Delaware corporation (“Lessee”).

R  E  C  I  T  A  L  S

WHEREAS, Lessor, as successor-in-interest to Hayden Ferry Lakeside, LLC, and Lessee are parties to that certain Office Lease dated May 18, 2007 (the “Original Lease”) that certain First Amendment to Office Lease dated March 7, 2008 (the “First Amendment”), and that certain Second Amendment to Office Lease dated May 15, 2013 (the “Second Amendment”, which together with the Original Lease and the First Amendment shall be hereinafter referred to collectively as the “Lease”);

WHEREAS, pursuant to the Original Lease, Lessor leased to Lessee, and Lessee leased from Lessor, approximately 51,204 square feet of Rentable Area designated as Suite 300, consisting of the entire third floor, and Suite 400, consisting of the entire fourth floor (the “Original Premises”), of that certain office building more commonly known as Hayden Ferry Lakeside - Phase II, 60 East Rio Salado Parkway, Tempe, Arizona 85281 (the “Ferry II Building”);

WHEREAS, pursuant to the Second Amendment, effective as May 21, 2013 (the “Effective Date”), Lessor leased to Lessee, and Lessee leased from Lessor, the following Expansion Premises: (i) the First Installment Space; (ii) the Second Installment Space; and (iii) the Second Expansion Premises;

WHEREAS, the First Installment Space was delivered to Lessee on June 27, 2013;

WHEREAS, pursuant to Section 6(b)(ii) of the Second Amendment, Lessor was required to enter into a lease termination or relocation with the tenant currently occupying a portion of the Second Installment Space consisting of approximately 8,092 square feet of Rentable Area (the “Guardian Space”) within forty-five (45) days following the Effective Date;

WHEREAS, Lessor has entered into such relocation agreement with the tenant of the Guardian Space and has therefore satisfied its obligations under Section 6(b)(ii) of the Second Amendment with respect to same;

WHEREAS, Lessor anticipates being able to deliver the Second Installment Space to Lessee on or before October 1, 2013;

WHEREAS, to accommodate Lessee during the Lessor’s construction of the Second Installment Space, an affiliate of Lessor, PKY FUND II PHOENIX I, LLC, a Delaware limited liability company, granted Lessee a temporary license to occupy certain Temporary Space in the building adjacent to the Ferry II Building known as Hayden Ferry Lakeside – Phase I , with the street address of 80 East Rio Salado Parkway, Tempe, Arizona (the “Ferry I Building”);

WHEREAS, rather than occupy the Temporary Space in the Ferry I Building, Licensee desires to temporarily occupy space in another building adjacent to the Ferry II Building known as Tempe Gateway, with the street address of 222 South Mill Avenue, Tempe, Arizona 85281 (the “Tempe Gateway Building”);

WHEREAS, the owner of the Tempe Gateway Building, PKY 222 S. MILL, LLC, a Delaware limited liability company (“PKY Tempe”), an affiliate of Lessor, has agreed to grant Lessee a temporary license to occupy approximately 7,714 square feet of rentable area, commonly known as Suites 109, 112, and 115 in the Tempe Gateway Building (the “Gateway Temporary Space”) on a temporary basis while Lessor performs certain improvements to the Second Installment Space;

WHEREAS, in conjunction with Lessor and Lessee’s execution of this Third Amendment, Lessee, as licensee, and PKY Tempe, as licensor, shall enter into a Temporary Use License Agreement for the Gateway Temporary Space (the “License Agreement”), a copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference;

WHEREAS, Lessor and Lessee desire to enter into this Third Amendment to amend the Second Amendment to reflect that Lessor has satisfied its obligation to enter into an agreement with the tenant of the Guardian Space to relocate its premises and, as a result of the foregoing, to reflect that the termination option set forth in Section 6(b)(ii) of the Second Amendment is null and void, and to further reflect that Lessor’s obligation to deliver the Temporary Space, as such term is defined in the Second Amendment, shall be deemed satisfied upon the full execution of the License Agreement;

WHEREAS, by separate letter agreement executed by the parties hereto, Lessor’s obligation to deliver notice to Lessee by August 1, 2013 of its ability to deliver the Second Expansion Premises was extended to August 16, 2013 (and Section 7 of the Second Amendment was amended thereby);

WHEREAS, Lessor, by its execution of this Third Amendment, confirms that Lessor will be able to deliver possession of the Second Expansion Premises to Lessee;

WHEREAS, more specifically, Lessor will be able to deliver to Lessee approximately 10,656 square feet of contiguous Rentable Area located on the fifth (5th) floor of the Ferry II Building, known as Suite 510 and Suite 511 in the Ferry II Building, as further depicted on Exhibit “B” attached hereto and incorporated herein;

WHEREAS, as of the date hereof, Lessor cannot confirm its ability to delivery to Lessee an Additional Fifth Floor Expansion Space;

WHEREAS, Lessee, by its execution of this Third Amendment, acknowledges that Lessor has satisfied its obligation to provide notice to Lessee of its ability to deliver the Second Expansion Premises to Lessee and further acknowledges its acceptance of the Second Expansion Premises;

WHEREAS, Lessor and Lessee desire to enter into this Third Amendment to confirm Lessor’s obligation to deliver, and Lessee’s obligation to accept, the Second Expansion Premises;

WHEREAS, in connection with the foregoing, Lessee agrees to waive any right to terminate the Lease or reject the delivery of the Second Installment Space or the Second Expansion Premises, notwithstanding anything set forth in the Second Amendment to the contrary, based on the actual date that the Second Installment Space and/or Second Expansion Premises is delivered to Lessee; and

WHEREAS, Lessor and Lessee further desire to enter into this Third Amendment to amend the Second Amendment to reflect the changes to the Base Rent schedule for the Original Premises and the Expansion Premises.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Lessor and Lessee agree as follows:

1. Incorporation of Recitals; Defined Terms. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this Third Amendment by this reference. Capitalized terms used in this Third Amendment shall have the same meanings as ascribed to them in the Lease unless otherwise expressly defined in this Third Amendment. In the event of any conflict between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment shall govern and control.

2. Effective Date. This Third Amendment shall be effective on that date when Lessor has delivered to Lessee a fully executed copy of this Third Amendment.

3. Base Rent Schedule. Lessor and Lessee agree and acknowledge that the Effective Date of the Second Amendment is May 21, 2013 and as such the Base Rent schedule set forth in Section 8(a) of the Second Amendment is hereby deleted and the following schedule substituted in lieu thereof:

Period	$ Per RSF Per Year*
May 21, 2013 – January 31, 2015	$28.50
February 1, 2015 – January 31, 2016	$29.00
February 1, 2016 – January 31, 2017	$29.75
February 1, 2017 – January 31, 2018	$30.50
February 1, 2018 – January 31, 2019	$31.25
February 1, 2019 – January 31, 2020	$32.00
February 1, 2020 – January 31, 2021	$32.75
February 1, 2021 – January 31, 2022	$33.50
February 1, 2022 – January 31, 2023	$34.25
February 1, 2023 – January 31, 2024	$35.00
February 1, 2024 – Termination Date	$35.75

*	applicable sales and transaction privilege taxes due thereon.

4. First Installment Space. Lessee and Lessor agree and acknowledge that the First Installment Space was delivered to Lessee in the condition required under the Second Amendment and in accordance with the terms and conditions of the Second Amendment, and Lessee accepted same, on June 27, 2013 and, as such, the Commencement Date (as defined in Section 5 of the Second Amendment) for the First Installment Space is June 27, 2013. In accordance with Section 5 of the Second Amendment, the Rent Commencement Date for the First Installment Space shall be the earlier of (i) October 23, 2013, which is 120 calendar days from June 27, 2013, or (ii) the date that Lessee occupies the First Installment Space. The abatement of the Base Rental for the First Installment Space in the amount of $71,592.00 shall be applied towards the payment of the Base Rental for the First Installment Space due and payable for the first full twelve (12) calendar months from the Rent Commencement Date of the First Installment Space in accordance with Section 8(b)(ii) of the Second Amendment.

5. Second Installment Space. As of the date hereof, Lessor has entered into an agreement with the tenant of the Guardian Space to relocate the Guardian Space and, as such, Lessor has satisfied its obligation to do so under Section 6(b)(ii) of the Second Amendment and the right of either party to terminate the Second Amendment under Section 6(b)(ii) of the Second Amendment is hereby null and void and of no further force or effect. Further, Section 6(b)(ii) of the Second Amendment is hereby amended to reflect that the Target Second Installment Commencement Date shall be November 1, 2013, rather than August 1, 2013. Notwithstanding anything set forth in the Second Amendment to the contrary, in the event of the inability of Lessor to deliver possession of the Second Installment Space by November 1, 2013 (subject to force majeure events), neither Lessor nor its agents shall be liable for any damage caused thereby, nor shall Lessor be deemed in default under the Lease or the Lease thereby become void or voidable or terminable, but in such an event, Lessee shall receive a credit in the amount of $1,536.50 for every calendar day the Premises is delivered after November 1, 2013; provided, however, in the event that Lessor is unable to deliver possession of the Second Installment Space by March 1, 2014 (subject to force majeure events), then Lessee, in Lessee’s sole and absolute discretion, may at any time within thirty (30) days after March 1, 2014, deliver written notice to Lessor indicating that Lessee no longer desires to receive possession of the Second Installment Space (the “Lessee’s Rejection Notice”) (and Section 7 of the Second Amendment is hereby amended accordingly).

If Lessee timely delivers Lessee’s Rejection Notice, then Lessor shall no longer have the obligation to deliver the Second Installment Space to Lessee and Lessee shall no longer have any rights thereto. In addition, the parties agree that, for that portion of the Premises (i.e., the Original Premises and the Installment Spaces that have been delivered prior to said date) then delivered to Lessee, the Lease shall continue in full force and effect through that date specified in Lessee’s Rejection Notice (the “Anticipated Termination Date”); provided, however, in no event shall the Anticipated Termination Date be a date that is less than twelve (12) months after the delivery of the Lessee’s Rejection Notice and be a date that is greater than twenty-four (24) months after the delivery of the Lessee’s Rejection Notice. Commencing on the date of Lessee’s Rejection Notice and continuing through the Anticipated Termination Date, Lessee shall pay monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) for the Premises (i.e., the Original Premises and the Installment Spaces that have been delivered prior to said date) and the Temporary Space in accordance with the following schedule:

Period	$ Per RSF Per Year
From the date of Lessee’s Rejection Notice through the last day of the calendar month in which the first (1st) anniversary of Lessee’s Rejection Notice (the “1 Year Date”).	$29.50
From the 1 Year Date through the Anticipated Termination Date.	$30.25

Lessee shall surrender possession of the entire Premises in the condition required under the Lease on or before the Anticipated Termination Date. The Lease shall be deemed terminated effective as of 5:00 PM (Arizona time) on the Anticipated Termination Date.

In the event that Lessee fails to timely deliver Lessee’s Rejection Notice, then Lessee shall be deemed to have waived its right to reject possession of the Second Installment Space, in which event Lessee’s option to reject possession of the Second Installment Space shall be deemed null and void and of no further force or effect.

6. Second Expansion Premises. Section 7 of the Second Amendment is amended to reflect that the “Second Expansion Premises” shall consist of approximately 10,656 square feet of contiguous Rentable Area located on the fifth (5th) floor of the Ferry II Building, which shall be known as Suite 510 and Suite 511 in the Ferry II Building, as further depicted on Exhibit “B”. As of the date hereof, Lessor anticipates being able to deliver possession of the Second Expansion Premises to Lessee in accordance with the Second Amendment on or before November 1, 2013. Notwithstanding anything set forth in the Second Amendment to the contrary, in the event of the inability of Lessor to deliver possession of the Second Expansion Premises by November 1, 2013 (subject to force majeure events), neither Lessor nor its agents shall be liable for any damage caused thereby, nor shall Lessor be deemed in default under the Lease or the Lease thereby become void or voidable or terminable (and Section 7 of the Second Amendment is hereby amended accordingly).

7. Second Installment Space and Second Expansion Premises. Paragraphs 2 through 6 of Section 7 of the Second Amendment are hereby deleted in their entirety and as such Paragraph 1 of

Section 7 of the Second Amendment, as amended herein, shall remain the only paragraph included therein.

8. Temporary Space. Lessee and Lessor agree and acknowledge that neither Lessor nor Ferry I Building Owner shall be required to deliver the Temporary Space, as such term is defined in the Second Amendment. Section 6(c) of the Second Amendment are hereby amended so that all references to “Temporary Space” in the Second Amendment shall mean and refer to the “Gateway Temporary Space”, as defined herein, and that all references to “Ferry I Building Owner” in the Second Amendment shall mean and refer to “PKY Tempe”, as such term is defined herein. Lessee and Lessor further agree and acknowledge that once the Gateway Temporary Space is delivered to Lessee in accordance with the License Agreement, Lessor will have satisfied its obligations under the Second Amendment with respect to same. Further, the Surrender Date, as such term is defined in Section 6(c) of the Second Amendment, shall be fifteen (15) days after the Commencement Date of the Second Expansion Premises.

9. Tenant Improvement Allowance. Section 19 of the Second Amendment is hereby amended to reflect that the Tenant Improvement Allowance shall be increased in an amount equal to $3.14 per square foot of Rentable Area of Installment Space actually delivered to Lessee.

10. Existing Claims. Lessee agrees and acknowledges that to the actual knowledge of Lessee there are no existing claims or causes of action against Lessor arising out of the Lease, either currently or which would exist with the giving of notice or with the passage of time, nor are there any existing defenses which Lessee has against the enforcement of the Lease by Lessor.

11. Incorporation of Prior Agreements. This Third Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

12. Modification of Amendment. This Third Amendment may not be amended or modified, nor may any right or obligation hereunder be waived orally, and no such amendment or modification shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

13. Interpretation. This Third Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties acknowledge that both parties have caused this Third Amendment to be reviewed by legal counsel of their choice. No negotiations concerning or modifications made to prior drafts of this Third Amendment shall be construed in any manner to limit, reduce or impair the rights, remedies or obligations of the parties under this Third Amendment or to restrict or expand the meaning of any provisions of this Third Amendment. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Third Amendment shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible. The Section headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.

14. Full Force and Effect; Counterparts. The Lease shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this Third Amendment. This Third Amendment shall be governed by Arizona law and shall be binding on the parties hereto and their respective successors and assigns. This Third Amendment may be executed by the parties hereto in one or more counterparts. All counterparts shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes. Each signatory to this Third Amendment represents and warrants to the other party that this Third

Amendment has been duly authorized, executed and delivered by or on behalf of the party for which it is signing.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Office Lease to be effective as of the date set forth above.

LESSOR:	LESSEE:

PKY FUND II PHOENIX II, LLC, a Delaware limited liability company	LIFE LOCK, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

Exhibit “A”

License Agreement

TEMPORARY USE LICENSE AGREEMENT

THIS TEMPORARY USE LICENSE AGREEMENT (this “License”) is made and entered into this 9th day of September, 2013 by and among PKY 222 S. MILL, LLC, a Delaware limited liability company (“Licensor”) and LIFELOCK, INC., a Delaware corporation (“Licensee”).

R  E  C  I  T  A  L  S

WHEREAS, PKY FUND II PHOENIX II, LLC, a Delaware limited liability company (“Parkway”), an affiliate of Licensor, and Licensee are parties to that certain Office Lease dated May 18, 2007 (the “Original Lease”), that certain First Amendment to Office Lease dated March 7, 2008 (the “First Amendment”), that certain Second Amendment to Office Lease dated May 15, 2013 (the “Second Amendment”), a copy of which is attached hereto as Exhibit “A”, and that certain Third Amendment to Office Lease dated September 9, 2013 (the “Third Amendment”, which together with the Original Lease, the First Amendment, and the Second Amendment shall be hereinafter referred to collectively as the “Hayden Ferry Lease”);

WHEREAS, Parkway has requested that Licensor allow Licensee to occupy certain space consisting of approximately 7,714 square feet of rentable area, commonly known as Suites 109, 112, and 115 (the “Temporary Premises”) in the building owned by Licensor located at 222 South Mill Avenue, Tempe, Arizona 85281 (the “Tempe Gateway Building”) on a temporary basis while Parkway performs certain improvements to the Second Installment Space and the Second Expansion Premises (as such terms are defined in the Second Amendment); and

WHEREAS, Licensor has agreed to grant to Licensee a temporary license to use the Temporary Premises in accordance with the terms and conditions of this License as herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. INCORPORATION OF RECITALS. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this License by this reference. Capitalized terms used in this License shall have the same meanings ascribed to them as in the Hayden Ferry Lease unless otherwise expressly defined in this License.

2. EFFECTIVE DATE. The effective date of this License shall be that date that Licensor delivers to Licensee a fully executed copy of this License.

3. GRANT OF LICENSE. Licensor hereby allows Licensee to use the Temporary Premises on the terms set forth herein. Licensee shall use the Temporary Premises only for general office purposes, and for no other purpose whatsoever. Except as otherwise provided for herein, Licensor and Licensee shall use best efforts to abide by the material terms and conditions of the Hayden Ferry Lease with respect to Licensee’s use, occupation, and maintenance of the Temporary Premises.

4. TERM. The term of this License (the “License Term”) shall commence on that date that possession of the Temporary Premises is delivered to Licensee and shall terminate on that date which is fifteen (15) days following the Commencement Date for the Second Expansion Premises (the “Termination Date”). Notwithstanding the foregoing, in the event that Lessor is unable to deliver the Second Installment Space to Lessee in accordance with the Second Amendment by March 1, 2014 and Lessee timely delivers Lessee’s Rejection Notice, the License Term shall terminate on that date specified in Lessee’s Rejection Notice and the Termination Date shall be amended to reflect same. Lessee shall surrender possession of the Temporary Space in the condition required hereunder on or before the Anticipated Termination Date and this License shall be deemed terminated effective as of 5:00 PM (Arizona time) on the Anticipated Termination Date. Time is of the essence, and holding over will not be permitted unless as otherwise specifically agreed to in writing by Licensor in its sole and absolute discretion. If Licensee holds over in the Temporary Premises (i.e., fails to surrender the Temporary Premises by the Termination Date), in addition to any other remedies available to Licensor, Licensee will indemnify, defend and hold harmless Licensor and Parkway from all liabilities in connection therewith.

5. RENT. Licensee shall pay to Licensor base rental for the Temporary Premises in the amount of $29.50 per square foot, per year; provided, however, that Licensor agrees to waive and abate such amount in full so long as Licensee is not in material default under this License. Notwithstanding the foregoing, commencing on the date of Lessee’s Rejection Notice and continuing through the Anticipated Termination Date, Lessee shall pay monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) for the Temporary Space in accordance with the following schedule:

Period	$ Per RSF Per Year
From the date of Lessee’s Rejection Notice through the last day of the calendar month in which the first (1st) anniversary of Lessee’s Rejection Notice (the “1 Year Date”).	$29.50
From the 1 Year Date through the Anticipated Termination Date.	$30.25

6. ACCEPTANCE OF TEMPORARY PREMISES. By entry hereunder, Licensee acknowledges that it has examined the Temporary Premises and accepts the same “AS IS” and as being entirely satisfactory. The license granted in this License is an accommodation to Licensee, and so neither Licensor nor Parkway is required to pay for or perform any work in connection with the Temporary Premises except that Licensor and/or Parkway shall construct the Temporary Premises pursuant to the space plan attached hereto as Exhibit “B”, and neither Licensor nor Parkway will incur any liabilities to Licensee in connection with this license or the Temporary Premises, all of which are hereby irrevocably waived by Lessee, except to the extent arising from the gross negligence or willful misconduct of Licensor or Parkway, or their employees or contractors, or from a default by Licensor under this License.

7. USE OF TEMPORARY PREMISES. The Temporary Premises shall be used only for the purposes specified above and for no other purpose. Licensee shall comply with all legal requirements affecting the Temporary Premises and its use. Licensee shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Licensor) and hold Licensor and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Licensor as a result of the failure by Licensee, its employees, agents or contractors to comply with all laws relating to the use, condition or occupancy of the Temporary Premises now or hereafter enacted, and the Project Rules, defined below. Licensee shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all laws applicable to the Project. Licensee shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any laws from time to time including, without limitation, flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Licensee shall have received Licensor’s prior written consent, which consent Licensor may withhold or revoke at any time in its sole discretion. Licensee shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Licensor from time to time for the safety, care and cleanliness of the Project (“Project Rules”). In the event of any conflict between this License and the Project Rules, the provisions of this License shall control. Licensor shall not have any liability to Licensee for any failure of any other Licensees to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit “C”. Licensor agrees to reasonably and fairly enforce the Project Rules against other licensees or tenants within the Tempe Gateway Building.

8. UTILITIES. Licensor shall furnish Licensee during Licensee’s occupancy of the Temporary Premises the following services: (i) cleaning and janitorial services; (ii) domestic water at those points of supply provided for general office use of tenants in the Tempe Gateway Building; (iii) electricity for normal, Building Standard office uses; (iv) elevator service at the times and frequency reasonably required for normal business use of the Temporary Premises; (v) lamp and ballast replacement for Building Standard light fixtures; (vi) HVAC service between 7:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday and 8:00 o’clock a.m. and 12:00 o’clock p.m. on Saturday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. Licensee may periodically request, and Licensor shall furnish HVAC service on days and at times other than those referred to above, provided Licensee requests such service in accordance with the Project Rules then in effect, and agrees to reimburse Licensor for this service at the then existing rate being charged in the Building. If Licensee utilizes services provided by Licensor hereunder in either quantity and/or quality exceeding the quantity and/or quality customarily utilized by normal office uses of comparable premises in the Building, then Licensor may monitor Licensee’s use of such services, and charge Licensee a reasonable amount for such excess usage; such amount shall constitute additional rent due hereunder within fifteen (15) days of Licensee’s receipt of Licensor’s statement for such excess. Licensor shall not be liable for any damages directly or indirectly resulting from the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service except when such failure or delay is caused by the gross negligence or willful misconduct of Licensor.

9. ALTERATIONS, REPAIRS AND MAINTENANCE. Licensee shall not make or permit any alterations to the Temporary Premises, without Licensor’s prior written consent. Licensee shall maintain the Temporary Premises in its present condition and shall keep the same neat, clean and orderly. Licensee shall repair any damage it causes, or in lieu of requiring repairs, Licensor shall have the right to perform such repairs itself, in which case all repair costs shall be payable by Licensee upon request. Upon termination of this License, Licensee shall deliver the Temporary Premises to Licensor in substantially the same condition as it existed upon commencement of this License, ordinary wear and tear excepted.

10. INDEMNITY AND RELEASE; INSURANCE.

a. Licensee shall defend, indemnify and hold harmless Licensor, Parkway, Parkway Properties, Inc. and Parkway Realty Services, LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future agents, owners, officers, members, employees and all other persons or entities acting in any capacity on their behalf (the “Protected Parties”) for, from and against any and all claims by any third party for injury to any person or damage to or loss of any property occurring in the Project (and all related liabilities, costs, and attorneys’ fees) and arising from (i) Licensee’s use of the Temporary Premises or anything done, permitted, suffered or omitted by Licensee or any of its agents or visitors in or about the

Temporary Premises, and (ii) any breach or default by Licensee hereunder. As a material part of the consideration to Licensor, Licensee hereby assumes all risk of damage to property or injury to persons in or about the Temporary Premises from any cause whatsoever and waives all claims against Licensor and/or the other Protected Parties on account of the same.

b. During the License Term, Licensee will carry and maintain, at its expense with insurance companies reasonably acceptable to Licensor that are rated no less than A-, Class VII, by A.M. Best Company: (i) a commercial general liability insurance policy, including products/completed operations and insurance against assumed or contractual liability under this License, for liability arising out of the ownership, use, occupancy or maintenance of the Temporary Premises and all areas appurtenant thereto, including any portion of the common areas used by Licensee, Licensee’s invitees, contractors, employees or agents, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) a property insurance policy insuring all Above Standard improvements and fixtures in the Temporary Premises, and all personal property located within the Temporary Premises, on the “Special” Perils policy form, including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of the Licensee’s property, and business interruption coverage in an amount that will reimburse Licensee for direct or indirect loss of earnings attributable to the perils insured against under section (i) above and this section (ii), and other perils commonly insured against by prudent business owners, or attributable to prevention of access to the Premises, for a period of at least eighteen (18) months; (iii) a worker’s compensation insurance policy with applicable statutory limits, including employers liability insurance with limits of not less than One Million Dollars ($1,000,000.00); (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles; and (v) an excess/umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Licensor may also require all contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Licensor, including, without limitation, construction all risk/builder’s risks (including loss of revenue) insurance, owners and contractors protective liability insurance, professional errors and omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Licensee shall include an “Additional Insured Endorsement” in favor of Parkway Properties, Inc. and Parkway Realty Services, LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future directors, officers, employees, partners, members and agents. Licensee’s insurance shall be considered primary, not excess, and non-contributory with Licensor’s insurance policies, and deductible amounts, if any, under such policies shall be commercially reasonable. An ACORD 25 certificate of such insurance in the most recent edition available and reasonably satisfactory to Licensor, or certified copies of the policies, shall be furnished to Licensor concurrently with Licensee’s execution of this License, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Licensor at least ten (10) days prior to the expiration date of any policy. Each policy shall be endorsed to provide notice of nonrenewal to Licensor and shall further provide that it may not be altered or canceled without thirty (30) days prior notice to Licensor. Licensor agrees to cooperate with Licensee to the extent reasonably requested by Licensee to enable Licensee to obtain such insurance. Licensor shall have the right to require increased limits if, in Licensor’s reasonable judgment, such increase is necessary. Licensee shall pay all premiums and charges for all of said policies, and, if Licensee shall fail to make any such payment when due or fail to provide a renewal certificate to Licensor within one (1) business day after the expiration or termination of a policy, Licensor may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Licensor, shall be repaid to Licensor by Licensee within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional rent hereunder. Payment by Licensor of any such premium, or the carrying by Licensor of any such policy, shall not be deemed to waive or release Licensee from any remedy available to Licensor under this License.

c. Licensor shall maintain, during the License Term, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) a property insurance policy on the “Special” Perils policy form, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and all Building Standard improvements and fixtures in the Premises, but specifically excluding all personal property, fixtures and improvements therein belonging to Licensor, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Licensor shall not be obligated to insure any property of Licensee.

d. All policies of insurance required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Licensor and Licensee each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage (to the extent of the proceeds received) or would be covered by the insurance required to be maintained under this License by the party seeking recovery (to the extent of the proceeds that would have been received had the party maintained the insurance required hereunder). If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.

11. ENTRY BY LICENSOR. Licensor and its agents shall have the right to enter the Temporary Premises for any business purpose, including to inspect the same or to make repairs or alterations to the Project or the Temporary Premises. Licensee shall not alter any lock or install a new or additional lock on any door of the Temporary Premises without the prior written consent of the Licensor, which shall not be unreasonably withheld.

12. ASSIGNMENT AND SUBLICENSE. Licensee shall not: (a) assign this License or any interest in this License; (b) permit the use of the Temporary Premises by any person or persons other than Licensee; nor (c) sublicense all or any part of the Temporary Premises.

13. DEFAULT BY LICENSEE. Licensee shall be in default if Licensee fails to perform any obligation hereunder as and when due, including, but not limited to, Licensee’s failure to vacate the Temporary Premises on the Termination Date. In the event of such a default, Licensor shall have all rights and remedies allowed by law. In addition, Licensor shall have the right to immediately terminate this License and/or Licensee’s right to use the Temporary Premises. Upon any such termination, Licensee shall immediately yield up possession of the Temporary Premises and Licensor may take any and all action, including changing the locks on the Temporary Premises and removing all of Licensee’s possessions from the Temporary Premises, to enforce Licensee’s obligations.

14. PARKING. During the License Term, Licensor shall have the use of fifty (50) parking passes in the stand-alone parking garage structure adjacent to the Tempe Gateway Building (the

“Gateway Parking Structure”). Notwithstanding the foregoing, Licensor reserves the right at any time during the License Term to relocate a portion of the foregoing parking passes into the parking facility located adjacent to the Hayden Ferry Lakeside Project located at 60 East Rio Salado Parkway, Tempe, Arizona 85251. Licensor agrees to waive and abate the cost of such parking passes in full during the License Term so long as Licensee is not in material default under this License. Licensee acknowledges that the hours of the Gateway Parking Structure are 6:00 a.m. to 6:00 p.m., Monday through Friday. Parking outside of the foregoing parking hours shall be available on a first-come, first-served basis for a fee, and, for those vehicles entering the Gateway Parking Structure outside of those parking hours, a fee will be charged to Lessee, to the extent charged to Licensor, in accordance with the existing Parking Use License and Operating Agreement with the City of Tempe dated December 22, 2009, and recorded on December 22, 2009, as Instrument No. 2009-1170351. Any such charges are additional rent payable by Licensee under this License. Licensee shall comply with and observe all parking rules and regulations set forth the Gateway Parking Structure.

15. ATTORNEYS’ FEES. In the event of litigation to enforce or to interpret this License, the prevailing party shall be entitled to recover, in addition to all other sums and relief, its reasonable costs and attorneys fees incurred at and in preparation for arbitration, trial, appeal and/or review, including costs and attorneys’ fees in federal bankruptcy proceedings.

16. NOTICES. All notices to Licensee shall be in writing and shall be sufficiently given if delivered to the Temporary Premises.

17. INTERPRETATION. This License shall be governed by the law of the state where the Project is located. This License contains the entire agreement of the parties. This License can be amended, or any right or provision waived, only by written document signed by both parties. All obligations, liabilities, indemnities, waivers and releases of Licensee hereunder, as well as the attorneys’ fees provision hereof, shall survive the expiration or termination of this License and/or of Licensee’s right to use the Temporary Premises.

18. LIMITATION AND LIABILITY. Licensee’s sole and exclusive method of collecting on any judgment Licensee obtains against Licensor, or any other award made to Licensee in any judicial process requiring the payment of money by Licensor for the failure of Licensor to perform any of its obligations, shall be to proceed against the interests of Licensor in and to the Project. Therefore, Licensee hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Licensor for payment or performance of any obligations hereunder. The obligations under this Section shall survive the expiration or earlier termination of this License. Licensee’s sole and exclusive remedy for a default or breach of this License by Licensor shall be either (i) an action for damages, or (ii) an action for injunctive relief. Under no circumstances whatsoever shall Licensor ever be liable for punitive, consequential or special damages under this License and Licensee waives any rights it may have to such damages under this License in the event of a breach or default by Licensor under this License.

19. CONFIDENTIALITY. Licensee acknowledges that the terms and conditions of this License and are to remain confidential for Licensor’s benefit, and may not be disclosed by Licensee to anyone, by any manner or means, directly or indirectly, without Licensor’s prior written consent; provided, however, that Licensee may disclose the terms and conditions of this License to its auditors, accountants, attorneys, brokers or its affiliate(s), as reasonably required in the conduct of Licensee’s affairs. The consent by Licensor to any disclosures shall not be deemed to be a waiver on the part of Licensor of any prohibition against any future disclosure.

IN WITNESS WHEREOF, the parties have executed this Temporary Use License Agreement to be effective as of the date set forth herein.

LICENSOR:	LICENSEE:

PKY 222 S. MILL, LLC, a Delaware limited liability company	LIFELOCK, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

Exhibit “A”

Copy of Fully Executed Second Amendment

Exhibit “B”

Work and Space Plan

TEMPE GATEWAY
222 SOUTH MILL AVE

KEY MAP

SUITE 115 – 7,714 RSF

NTS
06.03.13

CBRE

Phoenix Design One
Interior Architecture
60 E. Rio Salado Parkway
Suite 101
Tempe, Arizona 85281
(602) 254.3558

Exhibit “C”

Project Rules

*	As used herein, the term “Landlord” shall mean and refer to “PKY 222 S. MILL, LLC, a Delaware limited liability company”.

1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.

2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.

3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.

4. Corridor doors, when not in use, shall be kept closed.

5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.

6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.

7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.

8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.

10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.

11. No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.

12. No tenant shall make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.

13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.

14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.

15. To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this License, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.

16. Landlord shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.

17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.

18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.

19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.

20. Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.

21. Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.

22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.

23. Tenants shall only utilize the termite and pest extermination service provided, designated or approved by Landlord.

24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.

25. Parking in the Parking Structure shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Structure and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Structure.

26. Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.

27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.

28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

Exhibit “B”

Depiction of Second Expansion Premises

HAYDEN FERRY LAKESIDE II

SUITE 510/511

10,656 RSF

08.15.13

NTS

KEY PLAN – FIFTH FLOOR

PARKWAY REALTY SERVICES

CBRE